Exhibit 10.3

DATED	16 December 2025

DUQUESNE FAMILY OFFICE LLC

GUARDIAN METAL RESOURCES PLC

RIGHT OF FIRST REFUSAL AGREEMENT

HAYNES AND BOONE CDG LLP
Alder Castle
10 Noble Street
London EC2V 7JX
REF: 0067434.00004

BETWEEN

1)	DUQUESNE FAMILY OFFICE LLC, a foreign limited liability company duly incorporated in accordance with the company laws of Delaware, United States ("DUQUESNE"); and

2)	GUARDIAN METAL RESOURCES PLC, registration number 13351178, a public company duly incorporated in accordance with the company laws of England and Wales and registered as such with the Registrar of Companies for England and Wales; (the "Company").

WHEREAS

(A)	The Company and DUQUESNE acknowledge that the Company is contemplating an initial public offering of the Company, which would involve an offering of American Depositary Shares (each an "ADS"), each of which would represent a certain number of to be issued Ordinary Shares (the "US IPO"). Pursuant to the US IPO, the ADSs are contemplated to be listed on the New York Stock Exchange.

(B)	The parties have agreed, conditional on the passage of resolutions 9 and 10 (the "Resolutions") at the Company's annual general meeting to be held on 17 December 2025 (or such subsequent date on which the Company's 2025 annual general meeting is held (the "2025 AGM"), to enter into this Deed to ensure that, notwithstanding the disapplication of pre-emption rights pursuant to the Resolutions at the 2025 AGM, DUQUESNE has the right to maintain its pro rata shareholding by way of a pro rata right of first refusal in respect of any new issue of Ordinary Shares or ADSs or other fundraise or action by the Company (a "Right of First Refusal Event").

OPERATIVE PROVISIONS

1.	Definitions and Interpretations

1.1	The following definitions apply:

AIM	the alternative investment market, a sub-market of the LSE;

Applicable Laws	the Companies Act, FSMA, the rules of any Relevant Exchange on which the Ordinary Shares are admitted to trading, MAR, the Disclosure Guidance and Transparency Rules, the Takeover Code and any other applicable legislation or regulation;

Companies Act	the UK Companies Act 2006 (as amended from time to time);

FSMA	the Financial Services and Markets Act 2000 (as amended from time to time);

LSE	London Stock Exchange plc;

MAR	the Market Abuse Regulation (596/2014/EU) as it forms part of the law of England and Wales by virtue of the European Union (Withdrawal) Act 2018, as amended by UK legislation from time to time;

Ordinary Shares	the ordinary shares of £0.01 each in the capital of the Company in issue from time to time;

Parties	the parties to this Deed, and "party" shall mean any one of them;

Relevant Exchange	the LSE, AIM or such other exchange in the UK as the Ordinary Shares are admitted to at the time of the issuance of any Ordinary Shares;

Takeover Code	The City Code on Takeovers and Mergers;

1.2	Clause headings shall not affect the interpretation of this Deed.

1.3	Unless otherwise stated, a reference to a recital, Clause or sub-Clause is a reference to a recital, Clause or sub-Clause of this Deed and any reference to this Deed includes its recitals.

1.4	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives and successors.

1.5	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.6	A reference to a legislative or regulatory provision, rule or code shall include all subordinate legislation, regulations, rules and codes made from time to time under that provision, rule or code.

1.7	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Commencement

2.1	This Deed is conditional on, and shall come into force upon, the successful passage of the Resolutions at the 2025 AGM.

2.2	This Deed will automatically terminate with immediate effect upon the earlier of:

(a)	a binding written agreement being entered into between the parties to terminate this Deed; and

(b)	the date of the Company's next annual general meeting, anticipated to be held on or around 17 December 2026.

2.3	Termination of this Deed shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Deed which existed at or before the date of termination.

2.4	On termination of this Deed, Clause 1 and Clauses 4 to 14 (inclusive) shall continue in force.

3.	Company Undertakings

3.1	The Company hereby undertakes:

(a)	to offer DUQUESNE a pro rata right of first refusal in respect of any proposed new issue of Ordinary Shares or ADSs in connection with a Right of First Refusal Event (a "Right of First Refusal Offer") in the form of a direct subscription for Ordinary Shares as part of an offering to be conducted concurrently with, or as part of, the Right of First Refusal Event (and with the price per share to be the same as the effective price per share to the public in the Right of First Refusal Event), notwithstanding the disapplication of shareholder pre-emption rights at the 2025 AGM, with the exception of issuances of Ordinary Shares the Company may issue (i) to directors and employees under option plans or other incentivisation plans; or (2) as consideration in connection with any acquisition by the Company;

(b)	such Right of First Refusal Offer by the Company to DUQUESNE shall be in writing, shall set forth the anticipated size of the Right of First Refusal Event and the anticipated date on which pricing of the Right of First Refusal Event is expected to occur (which date shall not be less than ten days, nor more than fourteen days after the date of the delivery of the Right of First Refusal Offering); and

(c)	within seven days after the delivery of said Right of First Refusal Offer, DUQUESNE shall deliver to the Company a written notice either accepting or rejecting the offer, in its sole and absolute discretion. Failure to deliver said notice within seven days conclusively shall be deemed a rejection of the offer.

3.2	DUQUESNE, shall have an exclusive right, but not an obligation, to participate in the Right of First Refusal Offer, in part or in full.

4.	Nature of Deed

4.1	Nothing in this Deed shall create, or be deemed to create, a partnership or joint venture between the parties.

4.2	A person who is not a party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

4.3	The obligations of each of the parties under this Deed shall be subject to all applicable legal and regulatory requirements including, without limitation, the Applicable Laws and no party shall be required to breach any such law, regulation, rule or code.

4.4	In the event of any conflict between the provisions of this Deed and the Company's articles of association, the provisions of this Deed shall prevail as between the parties.

4.5	The parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Deed.

5.	Further Assurance

5.1	The Company shall (at its own expense) promptly execute and deliver such documents and perform such acts as the Company and DUQUESNE may each reasonably require from time to time for the purpose of giving full effect to this Deed.

6.	Variation and Waiver

6.1	No variation of this Deed shall be effective unless it is made by Deed and signed and delivered by the parties (or their authorised representatives).

6.2	The rights of any party in respect of a breach of this Deed shall not be affected by any party failing to exercise, or delaying in exercising, a right or remedy or by anything else except a specific authorised written waiver or release. A single or partial exercise of a right provided by this Deed or by law does not prevent its further exercise or the exercise of another right.

6.3	Waiver of a breach of a term of this Deed or of a default under it does not constitute a waiver of another breach or default or affect the other terms of this Deed.

6.4	The rights provided in this Deed are cumulative and not exclusive of any other rights.

7.	Confidentiality

Each of the parties hereto hereby severally agrees and undertakes with and represents and warrants to each other as separate agreements undertakings representations and warranties that, except in so far as disclosure is required by the rules and regulations of AIM or any other regulatory authority or by any applicable law, including the securities laws of the United States and/or Securities and Exchange Commission in the context of the US IPO, they will not at any time hereafter divulge or communicate to or cause or enable any person to become aware of the contents of this Deed except with the prior written consent of each other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each of the parties acknowledges and agrees that disclosure of the concurrent offering will be included in the registration statement filed with the Securities and Exchange Commission in connection with the US IPO.

8.	Communications

Communications between the parties in relation to this Deed should be in writing and should be sufficiently delivered if sent in a letter by registered mail or by hand to the party at its/his address set out in this Deed (or an alternative address notified in writing by that party in accordance with this Clause 8) or via e-mail as set out below and notice should be treated as affected when the sending party sends an e-mail to oliver.friesen@guardianmetalresources.com for the Company and meng@duquesne.com for DUQUESNE.

9.	Entire Deed

This Deed constitutes the entire agreement between the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

10.	Severance

10.1	If any provision or part-provision of this Deed is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Deed.

10.2	If any provision or part-provision of this Deed is deemed deleted under Clause 10.1, the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision. Any such amendment will be made in accordance with Clause 6.

11.	Counterparts

11.1	This Deed may be executed in a number of counterparts and by the parties on different counterparts but shall not be effective until each party has executed at least one counterpart.

11.2	Each counterpart, when executed, shall be an original but all the counterparts together constitute the same document.

12.	Assignment

None of the rights or obligations of any party under this Deed may be assigned or transferred.

13.	Indemnity

13.1	The Company shall fully indemnify and hold harmless DUQUESNE, its affiliates, members, managers, officers, employees and advisers (each an Indemnified Person) from and against any and all losses, liabilities, damages, costs, claims, demands, actions, proceedings, fines, penalties and expenses (including legal and professional fees on a full indemnity basis) suffered or incurred by any Indemnified Person arising out of or in connection with:

(a)	any claim, challenge, action or proceeding by any shareholder of the Company (or any group of shareholders), or by any other person, in connection with the grant, existence or exercise of the participation rights in favour of DUQUESNE under this Deed; or

(b)	any regulatory inquiry, investigation or enforcement action relating to the grant or disclosure of the participation rights to DUQUESNE.

DUQUESNE shall promptly notify the Company of any claim in respect of which it seeks indemnification under this clause 13 and permit the Company, at its own cost and expense, to conduct and control the defence or settlement of such claim, provided that the Company shall not settle any claim in a manner that imposes any admission of liability or ongoing obligation on DUQUESNE without DUQUESNE's prior written consent.

14.	Governing Law and Jurisdiction

14.1	This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

14.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

IN WITNESS whereof this document has been duly executed as a deed which has been delivered by the Company and DUQUESNE the day and year first above written.

EXECUTED and DELIVERED as a Deed by	)
DUQUESNE in the presence of:	)

Witness signature:	/s/ Sue Meng
Witness Name:	Sue Meng
Witness Address:	40 West 57th St. 25th Fl. NY, NY 10019, USA
Witness Occupation:	General Counsel

EXECUTED and DELIVERED a Deed by	)	/s/ Oliver Friesen
Guardian Metal Resources PLC	)
acting by a director in the presence of:	)	Oliver Friesen - CEO

Witness signature:	/s/ Ben Hodges
Witness Name:	Ben Hodges
Witness Address:	66 Halstead Road, London, E11 2AZ
Witness Occupation:	Accountant